Exhibit (a)(1)(M)

CONFIDENTIAL

SkyAI Files Amended Tender Offer Documents and Reminds Security Holders To Tender Before the November 12, 2026 Expiration

Amended offer includes 100% of outstanding pre-funded warrants and adds stapled warrants at $0.17 per warrant

Pre-funded warrant holders who tendered before the amendment must tender again

Offer extended to November 12, 2026

November 2, 2026 – SkyAI, Inc. (Nasdaq: SKYA) (“SkyAI” or the “Company”) today announced amendments to its previously announced cash tender offer (the “Offer”), expanding the Offer to include 100% of the Company’s outstanding cash pre-funded warrants and cryptocurrency pre-funded warrants, as well as all outstanding cash stapled warrants and cryptocurrency stapled warrants. The Company has also extended the expiration of the Offer to one minute after 11:59 p.m., New York City time, on November 12, 2026, unless further extended or earlier terminated.

As previously announced, on October 27, 2026, Bastion Trading Limited and certain of its affiliates (together, “Bastion Trading”) entered into a tender support and settlement agreement (the “Agreement”) with the Company. Under the Agreement, Bastion Trading has agreed to tender all of its shares of common stock, pre-funded warrants and stapled warrants.

“By expanding the tender offer, we are providing all holders of our pre-funded warrants and stapled warrants with an equal opportunity for liquidity on the same terms,” said Paul Danner, Executive Chairman of SkyAI. “These amendments serve the interests of our security holders and allow management to remain focused on building our agentic AI financial platform.”

The Offer will expire at one minute after 11:59 p.m., New York City time, on November 12, 2026, unless further extended or earlier terminated. The Company reminds shareholders and warrant holders who wish to tender that brokers and other nominees may set earlier deadlines.

Holders who have not tendered their shares yet should take action by contacting their broker or the Information agent. Holders who tendered their shares before the amendment do not need to take further action. Holders of pre-funded warrants who tendered before the amendment must tender again using the new documents.

Holders who have not received a DocuSign, or who have questions about how to tender, should contact MacKenzie at (800) 322-2885 or (212) 929-5500, or by email at tenderoffer@mackenziepartners.com. The amended Offer to Purchase and the Letters of Transmittal are available at https://www.skyai.co/investors/tender-offer-materials. The Company’s answers to frequently asked questions are available at https://www.skyai.co/investors/tender-offer-faqs. The amended Offer to Purchase is available at https://www.sec.gov/Archives/edgar/data/1737995/000149315226049311/formsctoia.htm.

CONFIDENTIAL

Terms of the Amended Offer

The Company is offering to purchase, in cash:

-	up to 48,311,489 shares of common stock, or 95% of the class, at $3.00 per share;
-	up to 5,137,615 cash pre-funded warrants and up to 10,463,001 cryptocurrency pre-funded warrants, or 100% of each class, at $3.00 per warrant less the $0.0001 exercise price;
-	up to 41,054,034 cash stapled warrants and up to 22,159,638 cryptocurrency stapled warrants, or 100% of each class, at $0.17 per stapled warrant. The stapled warrants have an exercise price of $9.75 per share and;
-	up to 3,955,293 strategic warrants, or 95% of the class, at $3.00 per warrant less the $0.0001 exercise price.

If all securities sought are tendered, the Company will pay approximately $214.3 million. The Company will pay for the securities purchased, and the related fees and expenses, from cash on hand of approximately $223 million. In the weeks leading up to the commencement of the Offer, the Company sold approximately 2 million SOL at an average price net of fees of $107.20 per SOL. The Company no longer holds any SOL and after the Offer is closed the Company will not be repurchasing SOL. The Offer is not subject to a financing condition.

The Company will announce the preliminary results of the Offer, including any expected proration, on the next business day after the Offer expires. The Company will pay for securities accepted in the Offer promptly after the Offer expires.

Subject to applicable law, the Company does not intend to withhold U.S. federal income tax from payments made to Non-U.S. Holders in the Offer. Holders are urged to consult their own tax advisors about the tax consequences of the Offer. See Section 14 of the Offer to Purchase.

How to Tender

Shares held through a broker. Holders whose shares are held by a broker, dealer, commercial bank, trust company or other nominee should contact that nominee and instruct it to tender. The nominee may set a deadline earlier than the expiration of the Offer, so holders should contact their nominee as soon as possible.

Shares registered with VStock. Holders whose shares are registered in their own name with VStock Transfer, LLC (“VStock”), the Company’s transfer agent, can tender by signing the first DocuSign sent by MacKenzie Partners, Inc. (“MacKenzie”), the Company’s Depositary and Information Agent, titled “SkyAI, Inc. – Tender Offer for Up to 95% of Outstanding Common Stock and Pre-Funded Warrants at $3.00 Each”. They can instead complete the physical Letter of Transmittal mailed to their registered address and send it to MacKenzie at 7 Penn Plaza, Suite 503, New York, NY 10001.

Pre-funded warrants. All pre-funded warrants are held with VStock. Holders can tender them by signing the second DocuSign which will be sent by MacKenzie later today, or by completing the new physical Letter of Transmittal mailed to their registered address. Tenders of pre-funded warrants made before the amendment, through the first DocuSign or the original Letter of Transmittal, are no longer valid. Holders who tendered pre-funded warrants before the amendment must tender them again with the second DocuSign or the new Letter of Transmittal.

CONFIDENTIAL

Stapled warrants. All stapled warrants are held with VStock and none are held through a broker. Holders can tender them with the same second DocuSign or the new physical Letter of Transmittal.

Holders who already tendered shares. A tender of common stock made before the amendment, through a broker, the first DocuSign or the original Letter of Transmittal, stays in place under the amended Offer. These holders do not need to sign again or give their broker new instructions.

Warrant holders do not need to exercise their warrants before they tender. Holders of pre-funded warrants and strategic warrants will receive $2.9999 per warrant, the amount they would receive by exercising and tendering the underlying share. Holders may withdraw tendered securities at any time before the Offer expires.

No Recommendation Regarding Participation in the Offer

The Board of Directors of the Company (the “Board”) has approved the Offer and the amendments. However, neither SkyAI, the Board, the Company’s directors or officers, nor the depositary and information agent makes any recommendation to any shareholder or warrant holder as to whether the shareholder or warrant holder should tender or refrain from tendering shares or warrants in the Offer or as to the number of shares or warrants a shareholder or warrant holder should tender.

Each shareholder and warrant holder must make his, her or its own decision regarding whether to participate in the Offer and, if so, how many shares or warrants to tender. Shareholders and warrant holders are urged to carefully review the Offer Materials (as defined below) and to consult their own financial, tax and legal advisors in making that decision.

Additional Information Regarding the Offer

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and offer to buy shares, cash pre-funded warrants, cryptocurrency pre-funded warrants, strategic warrants, cash stapled warrants and cryptocurrency stapled warrants are being made solely pursuant to the Offer to Purchase, the related Letters of Transmittal and the other tender offer materials, as amended (the “Offer Materials”), that the Company has filed as part of a tender offer statement on Schedule TO with the SEC, as amended. Investors may obtain a free copy of these materials and all other documents filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investors” section of the Company’s website at www.skyai.co. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE OFFER MATERIALS OF THE COMPANY AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OFFER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES, CASH PRE-FUNDED WARRANTS, CRYPTOCURRENCY PRE-FUNDED WARRANTS, STRATEGIC WARRANTS, CASH STAPLED WARRANTS AND CRYPTOCURRENCY STAPLED WARRANTS INTO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER MATERIALS CAN ALSO BE FOUND ON THE COMPANY’S WEBSITE AT https://www.skyai.co/investors/tender-offer-materials.

Questions and requests for assistance, or for additional copies of the Offer Materials, may be directed to MacKenzie Partners, Inc. at (800) 322-2885 or (212) 929-5500, or by email at tenderoffer@mackenziepartners.com.

CONFIDENTIAL

About SkyAI

SkyAI, Inc. (Nasdaq: SKYA) is an artificial intelligence company building an agentic finance platform for the Global South. For additional information, please visit www.skyai.co.

Forward-Looking Statements

This press release contains “forward-looking statements”. All statements in this release other than statements of historical fact are forward-looking statements, including statements regarding the Offer, including its timing, terms, funding and completion, the Company’s strategy and product roadmap and the potential opportunities such initiatives may create. Forward-looking statements are based on current expectations, assumptions, and beliefs, and involve risks and uncertainties that could cause actual results to differ materially.

 Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing and terms of the Offer; (ii) the risk that the Offer may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of the Company’s shareholders and/or warrant holders tendering their shares or warrants in the Offer; (iv) the possibility that any or all of the various conditions to the consummation of the Offer, including the minimum condition for each class, may not be satisfied or waived; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Offer; (vi) the effect of the announcement or pendency of the Offer on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its operating results and business generally or the trading market for its common stock; (vii) risks related to the Offer diverting management’s attention from the Company’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the Offer may result in significant costs of defense, indemnification and liability; (ix) the Company’s ability to achieve the benefits contemplated by the Offer; and (x) risks and uncertainties pertaining to the Company’s business and the risks and uncertainties detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, as well as the Offer Materials to be filed by the Company in connection with the Offer.

Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise these statements, whether as a result of new information, future developments, or otherwise, except as required by law.

Media Contact

Edelman Smithfield

SkyAI@edelmansmithfield.com

Depositary and Information Agent

MacKenzie Partners, Inc.

(800) 322-2885 or (212) 929-5500

tenderoffer@mackenziepartners.com